Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the U.S. Xpress Enterprises, Inc. 2003 Non-Employee Directors Stock Award and Option Plan of our report dated January 29, 2003, with respect to the consolidated financial statements of U.S. Xpress Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002 and our report dated March 26, 2003 with respect to the financial statement schedule of U.S. Xpress Enterprises, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee

May 12, 2003